Exhibit 99.1

Mobileye Releases First Quarter 2026 Results, Updates Full-Year Outlook, and Announces a $250 Million Share Repurchase Program

•	Revenue of $558 million in the first quarter increased 27% year over year compared to Q1 2025. We are raising the midpoint of our full-year 2026 revenue guidance by 2% to reflect better-than-expected demand in the first quarter.
•	Diluted EPS (GAAP) was $(4.68) and Adjusted Diluted EPS (Non-GAAP) was $0.12 in the first quarter.
•	GAAP Operating Loss was impacted by a non-cash goodwill impairment of $3,788 million related to the goodwill asset on Mobileye’s balance sheet resulting from Intel’s acquisition of Mobileye in 2017.
•	Generated $75 million of operating cash flow in the first quarter of 2026. The acquisition of Mentee Robotics Ltd. (“Mentee Robotics”) closed in early February, resulting in a reduction in our cash balance of $591 million, net of cash acquired.
•	Announced an up to $250 million share repurchase authorization, intended to partially offset dilution associated with stock-based compensation and shares issued as part of the Mentee Robotics acquisition in in the first quarter.

JERUSALEM – April 23, 2026 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended March 28, 2026.

“First quarter results reflected a stronger than expected start to 2026, and continued favorable demand trends enable us to modestly increase our 2026 outlook. We also secured an important design win with Mahindra which adds a third Surround ADAS customer and a second customer for our next-generation SuperVision product,” said Mobileye President and CEO Professor Amnon Shashua. “In parallel, we achieved significant milestones related to our robotaxi technology stack and our EyeQ6H-based Supervision L2++ and Chauffer L3 programs with VW group. Continued execution across these programs is key both to converting our advanced product pipeline into future revenue growth and to winning additional customers.”

First Quarter 2026 Business Highlights

•	The Mobileye Drive / MOIA / VW ID.Buzz robotaxi ecosystem progressed significantly during the first quarter. VW and MOIA announced the kick off of pre-series production at VW’s Hanover plant in March. MOIA announced Orlando as its initial driverless launch location (in collaboration with Beep) and began on-road validation testing with Uber in Los Angeles. There are now more than 100 ID.Buzz AVs powered by Drive testing on public roads in six cities (LA, Austin, Orlando, Munich, Berlin, and Hamburg), with Oslo coming soon. We believe Mobileye Drive technology has meaningful scaling advantages over the competition and look forward to continued strong execution over the course of 2026.

•	For the first time, EyeQ6 High-based SuperVision is operating in the US inside pre-production vehicles. An extended 2,000+ kilometer drive, on an unplanned route, achieved targeted mean-time-between-failure goals in urban, suburban, and highway road types, as well as severe weather, and outperformed other systems used as benchmarks.

•	We announced SuperVision and Surround ADAS design wins with Mahindra. We continue to see significant potential for growth in the India market for both ADAS and AV, and are encouraged that Mahindra believes that advanced mobility products based on Mobileye solutions can serve as competitive differentiators in the mid-trim and premium vehicle segments.

First Quarter 2026 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q1 2026	Q1 2025	% Y/Y
Revenue	$558	$438	27%
Gross Profit	$275	$207	33%
Gross Margin	49%	47%	+202	bps
Operating Income (Loss)	$(3,896)	$(117)	*NM
Operating Margin	(698)%	(27)%	*NM
Net Income (Loss)	$(3,818)	$(102)	*NM
EPS - Basic	$(4.68)	$(0.13)	*NM
EPS - Diluted	$(4.68)	$(0.13)	*NM

*Not Meaningful

Non-GAAP
U.S. dollars in millions	Q1 2026	Q1 2025	% Y/Y
Revenue	$558	$438	27%
Adjusted Gross Profit	$370	$301	23%
Adjusted Gross Margin	66%	69%	(241	)bps
Adjusted Operating Income (Loss)	$95	$59	61%
Adjusted Operating Margin	17%	13%	+360	bps
Adjusted Net Income (Loss)	$96	$63	52%
Adjusted EPS - Basic	$0.12	$0.08	51%
Adjusted EPS - Diluted	$0.12	$0.08	51%

•	Revenue increased 27% compared to the first quarter of 2025, primarily due to a 28% ramp up in EyeQ SoC volumes attributable to higher EyeQ demand. A portion of this growth was related to the normalization of safety stock levels at customers, after some draw down that took place in the fourth quarter of 2025.

•	Gross Margin increased by nearly 2 percentage points in the first quarter of 2026 as compared to the prior year period. The increase was primarily due to similar levels of amortization of intangible assets on a significantly higher revenue base, partially offset by a higher EyeQ-related cost per unit given the different mix of EyeQ products sold.

•	Adjusted Gross Margin decreased by nearly 2 percentage points in the first quarter of 2026 as compared to the prior year period. This was mainly due to a higher EyeQ-related cost per unit given the different mix of EyeQ products sold.

•	An additional item that is part of this quarter’s reconciliation of GAAP to Non-GAAP earnings is a non-cash impairment loss related to the Goodwill asset on our balance sheet. This asset originally resulted from the Intel acquisition of Mobileye in 2017 and was pushed down to our balance sheet in connection with the IPO in 2022 and separation from Intel. During the quarter, due to a decline in our market capitalization since the most recent assessment date, as well as increased uncertainty in the macroeconomic and geopolitical environment, an interim impairment test was triggered. The resulting analysis led to an approximately $3,788 million write-down of goodwill. For more information, see our Quarterly Report on Form 10-Q for the period ended March 28, 2026.

•	Operating Margin decreased meaningfully in the first quarter of 2026 as compared to the prior year period. This was primarily due to goodwill impairment loss of $3,788 million recognized in the first quarter of 2026.

•	Adjusted Operating Margin increased to 17% in the first quarter of 2026 as compared to 13% in the prior year period. This is related to significantly higher year-over-year revenue which resulted in lower operating expenses as a percentage of revenue.

•	Operating cash flow for the three months ended March 28, 2026 was $75 million, including transaction costs and cash paid for accelerated options as part of the Mentee Robotics acquisition. Cash used in purchases of property and equipment was $30 million for that same period.

Financial Guidance for the 2026 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the full year 2026. Our updated guidance reflects a 2% increase in expected revenue, at the midpoint, due to higher-than-expected EyeQ unit shipments in the first quarter. Our outlook for Adjusted Operating Income is increased by 8% at the midpoint, reflecting operating leverage on the higher revenue outlook. We are providing a 2026 outlook for Operating Loss now that the Mentee Robotics acquisition has closed. At the time of our Q4 2025 earnings release, prior to closing of the Mentee Robotics acquisition, our outlook for stock-based compensation and amortization of intangible assets was not able to be estimated with precision.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships and brands, and developed IP as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Mentee Robotics in 2026; 2) Share-based compensation expense; 3) Goodwill impairment; and 4) acquisition-related expenses. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2026
U.S. dollars in millions	Low	High
Revenue	$1,935	$2,015
Operating Loss	$(4,331)	$(4,281)
Amortization of acquired intangible assets	$346	$346
Share-based compensation expense	$376	$376
Goodwill impairment	$3,788	$3,788
Acquisition related expenses	$6	$6
Adjusted Operating Income	$185	$235

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, April 23, 2026, at 8:00 am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses, impairment of goodwill and acquisition-related expenses. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, impairment of goodwill, acquisition-related expenses and the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with our autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in artificial intelligence, computer vision and integrated software and hardware. Since our founding in 1999, Mobileye has enabled the global adoption of advanced driver-assistance systems that save countless lives and reduce crashes, while pioneering groundbreaking technologies such as REM™ crowdsourced road intelligence, Imaging Radar and Compound AI. These technologies drive the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions at scale, and powering industry-leading ADAS products. Through 2025, more than 230 million vehicles worldwide have been built with Mobileye’s EyeQ technology inside. In 2026, Mobileye acquired Mentee Robotics to pursue the future of physical AI and humanoid robots. Since 2022, Mobileye has been listed independently from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2026 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: further deterioration of macroeconomic conditions due to ongoing global economic and political uncertainty; future business, strategic and financial performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; increased competition from emerging chip manufacturers and OEMs; future products and technology, and the expected availability and benefits of such products and technology; the humanoid robotics industry and its accompanying technology may not develop as expected; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations; sustained low levels of our share price and market capitalization as well as other factors may require further testing of our Mobileye reporting unit, which may result in an impairment of goodwill; the ability to meet our social and environmental goals and projections.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 27, 2025, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

First Quarter 2026 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
U.S. dollars in millions, except share and per share amounts	March 28, 2026	March 29, 2025
Revenue	$558	$438
Cost of revenue	283	231
Gross profit	275	207
Research and development, net	323	275
Sales and marketing	29	31
General and administrative	31	18
Goodwill impairment	3,788	—
Total operating expenses	4,171	324
Operating income (loss)	(3,896)	(117)
Financial income (expense), net	14	18
Income (loss) before income taxes	(3,882)	(99)
Benefit (provision) for income taxes	64	(3)
Net income (loss)	$(3,818)	$(102)

Earnings (loss) per share attributed to Class A and Class B stockholders:
Basic and diluted	$(4.68)	$(0.13)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic and diluted	817	812

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	March 28, 2026	December 27, 2025
Assets
Current assets:
Cash and cash equivalents	$1,211	$1,836
Marketable securities and deposits	133	55
Trade accounts receivable, net	226	131
Inventories	303	327
Other current assets	120	129
Total current assets	1,993	2,478
Non-current assets:
Property and equipment, net	468	473
Intangible assets, net	1,181	1,166
Goodwill	4,911	8,200
Other long-term assets	182	175
Total non-current assets	6,742	10,014
TOTAL ASSETS	$8,735	$12,492
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$228	$228
Employee related accrued expenses	137	141
Related party payable	3	4
Other current liabilities	51	33
Total current liabilities	419	406
Non-current liabilities:
Long-term employee benefits	78	78
Deferred tax liabilities	5	60
Other long-term liabilities	69	67
Total non-current liabilities	152	205
TOTAL LIABILITIES	$571	$611
TOTAL EQUITY	8,164	11,881
TOTAL LIABILITIES AND EQUITY	$8,735	$12,492

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Three Months Ended
U.S. dollars in millions	March 28, 2026	March 29, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,818)	$(102)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	20	18
Share-based compensation	80	65
Amortization of intangible assets	113	111
Goodwill impairment	3,788	—
Exchange rate differences on cash and cash equivalents	(2)	(2)
Deferred income taxes	(72)	(6)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(95)	(5)
Decrease (increase) in other current assets	8	15
Decrease (increase) in inventories	24	51
Decrease (increase) in other long-term assets	—	3
Increase (decrease) in accounts payable, accrued expenses and related party payable	14	(36)
Increase (decrease) in employee-related accrued expenses and long-term benefits	(5)	—
Increase (decrease) in other current liabilities	18	(5)
Increase (decrease) in other long-term liabilities	2	2
Net cash provided by operating activities	75	109
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(30)	(14)
Purchases of debt and equity investments	(125)	(25)
Maturities and sales of debt and equity investments	47	14
Cash paid for acquisition of Mentee Robotics, net of cash acquired	(591)	—
Net cash used in investing activities	(699)	(25)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	*	3
Net cash provided by financing activities	—	3
Effect of foreign exchange rate changes on cash and cash equivalents	2	2
Increase (decrease) in cash, cash equivalents and restricted cash	(622)	89
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,860	1,438
Balance of cash, cash equivalents and restricted cash, at end of period	$1,238	$1,527

* Less than $1 million.

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin1 (unaudited)

	Three Months Ended
U.S. dollars in millions	March 28, 2026		March 29, 2025
	Amount	% of Revenue	Amount	% of Revenue
Gross Profit and Margin	$275	49%	$207	47%
Add: Amortization of acquired intangible assets	95	17%	94	21%
Add: Share-based compensation expense	—	—%	—	—%
Adjusted Gross Profit and Margin	$370	66%	$301	69%

1Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income and Margin to Non-GAAP Adjusted Operating Income and Margin2 (unaudited)

	Three Months Ended
U.S. dollars in millions	March 28, 2026		March 29, 2025
	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss) and Margin	$(3,896)	(698)%	$(117)	(27)%
Add: Amortization of acquired intangible assets	113	20%	111	25%
Add: Share-based compensation expense	84	15%	65	15%
Add: Acquisition related expenses	6	1%	—	—%
Add: Goodwill impairment	3,788	679%	—	—%
Adjusted Operating Income (Loss) and Margin	$95	17%	$59	13%

2Adjusted operating margin is calculated as adjusted operating income (loss) as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended
U.S. dollars in millions	March 28, 2026		March 29, 2025
	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(3,818)	(684)%	$(102)	(23)%
Add: Amortization of acquired intangible assets	113	20%	111	25%
Add: Share-based compensation expense	84	15%	65	15%
Add: Acquisition related expenses	6	1%	—	—%
Add: Goodwill impairment	3,788	679%	—	—%
Less: Income tax effects	(77)	(14)%	(11)	(3)%
Adjusted Net Income (Loss)	$96	17%	$63	14%

Supplemental Information - Average System Price (unaudited)3

	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026
EyeQ and SuperVision revenue (U.S. dollars in millions)	$415	$481	$478	$420	$535
Number of systems shipped (in millions)	8.5	9.7	9.2	8.3	10.8
Average system price (U.S. dollars)	$49.0	$49.7	$51.7	$50.8	$49.3

3 Average System Price is calculated as the sum of revenue related to EyeQTM and SuperVision systems, divided by the number of systems shipped.

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com